DEBT CONVERSION AGREEMENT

For and in consideration of mutual benefits, detriments, and promises and the cross considerations hereinafter set forth , HS3 Technologies, Inc. ("HS3" or the "Company") and Bill Dickey ("BD") hereby agree , for the amount of a $700,000 loan , as follows :

1) HS3 hereby agrees to pay 15% interest per year or issue common shares at $.10 of the principle and accrued interest at date of conversion at the discretion of BD. If the Company does a lower price conversion at any time subsequent to the date of this agreement, then this note will be at the lower conversion rate. This note is due on demand for all principle and accrued interest .

2) HS3 agrees that as additional consideration to induce BD to convert the loan, it will execute and perform under a registration rights agreement for the common shares being issued to BD in conversion of the loan.

3) HS3 agrees to issue such shares as of February 1, 2009.

4) As consideration of BD making the loan to the Company, HS3 and its officers agree as follows:

- that the Debt Conversion Agreement dated October 24,2008 between HS3 and BD will be terminated and rolled into this agreement with net proceeds reflected on Addendum 1 of this agreement.
- that the net proceeds will be used by the Company to payoff and get current the Vencore senior debt and to adhere to the short-term (thru 5/31/09) OPERATING PLAN as reflected on Addendum 1 .
- that both Robert Morrision and Mark Lane will continue to forego taking salary through the short-term OPERATING PLAN.

The Company agrees that all shares of common stock issued to BD upon conversion hereunder, shall carry " piggyback registration rights" whereby such shares will be included in the next registration statement filed by the Company with the Securities and Exchange Commission (" SEC"), pursuant to which such shares could be registered, and the Company will use its best efforts to cause such registration statement to be declared effective by the SEC as soon as possible thereafter.

This agreement is dated and effective February 1, 2009 .

Bill Dickey	2/2/09 Dated
HS3 Technologies, Inc.	2/2/09 Dated
Robert A. Morrision - COO	2-2-2009 Dated
Mark Lane - CEO , President	2-2-2009 Dated